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                                                                      Exhibit 4e

                          PRUCO LIFE INSURANCE COMPANY
                       [2999 North 44th Street, Suite 250
                             Phoenix, Arizona 85014]

               RETURN OF ADJUSTED PURCHASE PAYMENTS DEATH BENEFIT
                               SCHEDULE SUPPLEMENT

Annuity Number: [001-00001]

Effective Date of the Return of Adjusted Purchase Payments Death Benefit Rider:
[Issue Date of the Annuity]

Due Proof of Death Period: [A period of [1 year], beginning on the decedent's date of death.]

Insurance Charge for the Rider: [Assessed daily at the annualized rate of [0.00]%]